Exhibit 99

PRESS RELEASE	Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

January 9, 2003

Avnet, Inc. Schedules Second Quarter
Fiscal Year 2003 Earnings Announcement

Avnet, Inc. (NYSE:AVT) announced today that its second quarter fiscal year 2003 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, January 23, 2003. Avnet will issue a press release outlining its financial results after market close that day, and will conduct an interactive webcast at 5:00 p.m. Eastern, 4:00 p.m. Central, 3:00 p.m. Mountain and 2:00 p.m. Pacific time.

Roy Vallee, Avnet’s chairman and chief executive officer and Ray Sadowski, Avnet’s chief financial officer, along with other members of Avnet’s senior management team, will comment on the Company’s results and respond to participant’s questions, which may be submitted via the Internet. In addition, Avnet will conduct its quarterly opinion survey to which all participants are encouraged to respond.

Please log on to the webcast at least 15 minutes prior to the start of the event to download any necessary software (RealPlayer or Windows Media Player) and to register for the webcast.

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors; interconnect, passive and electromechanical components; enterprise network and computer equipment; and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s investor relations Web site is located at www.ir.avnet.com.

CONTACT:	Avnet, Inc. John. J. Hovis Vice President and Director, Investor Relations 480/643-7053 investorrelations@avnet.com